Exhibit 10(c)(ii)

CBS Corporation

Stock Option Certificate

Granted under the [                                  ] Plan

DATE OF GRANT:

EXERCISE PRICE:

EXPIRATION DATE:

This certifies that CBS Corporation has granted to the employee named on the CBS Stock Plans webpage (the “Participant”) on the date indicated above (the “Date of Grant”), non-qualified Stock Options to purchase the number of shares of the Company’s Class B Common Stock listed under the Stock Options Grant Listing tab of the CBS Stock Plans webpage at a purchase price per share equal to the exercise price indicated above (the “Exercise Price”), and with the expiration date indicated above (“Expiration Date”), under the Company’s [                                  ] Plan, as amended from time to time, all on the Terms and Conditions attached hereto.

Executive Vice President,
Human Resources and Administration

If there is a discrepancy between the CBS Stock Plans webpage and the official records maintained by the office of the Executive Vice President, Human Resources and Administration, the official records will prevail.

CBS Corporation

Terms and Conditions to the Stock Option Certificate

Granted under the [                                  ] Plan

ARTICLE I

TERMS OF STOCK OPTIONS

Section 1.1  Grant of Stock Options.  CBS Corporation, a Delaware corporation (the “Company”), has awarded the Participant Stock Options (the “Stock Options”) under the [                                  ] Plan, as amended from time to time (the “Plan”).  The Stock Options have been awarded to the Participant subject to the terms and conditions contained in (A) the certificate for the grant of Stock Options attached hereto (the “Stock Option Certificate”), (B) the terms and conditions contained herein (the Stock Option Certificate and the terms and conditions, collectively, the “Certificate”) and (C) the Plan, the terms of which are hereby incorporated by reference (the items listed in (A), (B) and (C), collectively, the “Terms and Conditions”).  A copy of the Plan has been or will be made available to the Participant on-line at Morgan Stanley Smith Barney’s website.

Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Stock Option Certificate or the Plan.  The Stock Options are not intended to be, or to qualify as, “Incentive Stock Options” within the meaning of Section 422 of the Code.

Section 1.2  Terms of Stock Options.

(a)  Vesting.  The Stock Options shall be exercisable only to the extent the Participant is vested therein.  The Stock Options shall vest in four equal installments on each of the first, second, third and fourth anniversaries of the Date of Grant, except that any fractional Stock Options resulting from the application of the foregoing vesting schedule will be aggregated and will vest on whichever of such vesting dates as shall be determined by the Company in accordance with its customary procedures; provided, that if the Participant’s employment with the Company and its Subsidiaries terminates due to the Participant’s death or Permanent Disability before any Stock Options have vested, such unvested Stock Options shall immediately vest and become exercisable effective as of the date of the Participant’s termination of employment due to death or Permanent Disability.

(b)  Option Period.  Except as provided in Section 1.2(c) hereof, the period during which the Stock Options may be exercised shall expire on the eighth anniversary of the Date of Grant (the “Expiration Date”).  If the Participant remains employed by the Company or any of its Subsidiaries through the Expiration Date, his or her Outstanding Stock Options may be exercised to the extent exercisable until the close of trading (generally 4:00 p.m. New York time) on the last trading day falling within the exercise period on the New York Stock Exchange or, if different, the principal stock exchange on which the Class B Common Stock is then listed.  The Participant must act within a reasonable amount of time to execute and complete the trade prior to the close of trading on the Expiration Date of the grant.  If the Expiration Date is not a trading day, then the last day the Stock Options may be exercised is the last trading day preceding the Expiration Date.

(c)  Exercise in the Event of a Termination of Employment, Retirement, Permanent Disability or Death:

(i)                                    Termination other than for Cause, or due to Retirement, Permanent Disability or Death.

(x)                              If, at the time of his or her termination of employment, the Participant is a party to an employment agreement with the Company or one of its Subsidiaries that contains provisions different from those set forth in Section 1.2(c)(i)(y) below, then such different provisions will control so long as they are in effect and applicable to the Participant at the time of his or her termination of employment.

(y)                           Otherwise, in the event of the Participant’s termination of employment (other than a Termination for Cause) or due to the Participant’s Retirement, Permanent Disability or death, the Participant’s Outstanding Stock Options can be exercised in accordance with the following provisions:

(A)                     if the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the voluntary termination by the Participant or the termination by the Company or any of its Subsidiaries other than a Termination for Cause, his or her Outstanding Stock Options may be exercised to the extent then exercisable for a period of six months after the date of such termination, but in no event later than the Expiration Date;

(B)                   if the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the Participant’s Retirement, the Participant may exercise his or her Outstanding Stock Options to the extent exercisable on the date of Retirement until the Expiration Date;

(C)                   if the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the Participant’s Permanent Disability, his or her Outstanding Stock Options may be exercised to the extent exercisable on the date of the Participant’s termination of employment due to Permanent Disability until the third anniversary of such date, but in no event later than the Expiration Date; and

(D)                 if a Participant dies, the Participant’s Outstanding Stock Options may be exercised to the extent exercisable at the date of death by (i) the Participant’s beneficiary, if the Company has adopted procedures whereby Participants may designate a beneficiary and the Participant has done so, or (ii) if the Company has not adopted such procedures or the Participant has not designated a beneficiary, by the person or persons who acquired the right to exercise such Outstanding Stock Options by will or the laws of descent and distribution, in either case for a period of two years after the date of death, but in no event later than the Expiration Date.

Unless otherwise determined by the Committee, upon the occurrence of an event described in clause (A), (B), (C) or (D) of this Section 1.2(c)(i)(y), all rights with respect to Stock Options that are not vested as of the date of such event will be relinquished.  A “termination of employment” occurs, for purposes of the Stock Options, when a Participant is no longer an employee of the Company or any of its Subsidiaries.  Also, unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for purposes of the Stock Options, on the date on which the Participant’s employing company ceases to be a Subsidiary.

(ii)                                  Termination for Cause.  If the Participant’s employment with the Company or any of its Subsidiaries ends due to a Termination for Cause then, unless the Committee in its discretion determines otherwise, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.

(iii)                               Exercise Periods following Termination of Employment.  For the purposes of determining the dates on which Stock Options may be exercised following a termination of employment (including as a result of Permanent Disability, Retirement or death), the day following the date of termination of employment shall be the first day of the exercise period and the Stock Options may be exercised until the close of trading (generally 4:00 p.m. New York time) on the last trading day falling within the exercise period on the New York Stock Exchange or, if different, the principal stock exchange on which the Class B Common Stock is then listed.  Thus, if the last day of the exercise period is not a trading day, then the last date the Stock Options may be exercised is the last trading day preceding the end of the exercise period.

Section 1.3  Exercise of Stock Options.

(a)  Whole or Partial Exercise.  The Participant may exercise all vested Outstanding Stock Options granted hereunder in whole at one time or in part in increments of 100 Stock Options (or in the entire number of Outstanding Stock Options in which the Participant is vested, if such number is less than 100) by notice to the Director, Global Stock

Plans, CBS Corporation, 51 West 52nd Street, New York, New York 10019, or to such agent(s) for the Company (“Agent”) as the Company may from time to time specify, in such manner and at such address as may be specified from time to time by the Company.  Such notice shall (i) state the number of whole Stock Options being exercised, and (ii) be signed (or otherwise authorized in a manner acceptable to the Company) by the person or persons so exercising the Stock Options and, in the event the Stock Options are being exercised (pursuant to Section 1.2(c) hereof) by any person or persons other than the Participant accompanied by proof satisfactory to the Company’s counsel of the right of such person or persons to exercise the Stock Options.  Information concerning any Agent and its address may be obtained by contacting the Director, Global Stock Plans.

(b)  Payment of Aggregate Option Price.  Full payment of the aggregate Exercise Price (which shall be determined by multiplying the number of Stock Options being exercised by the Exercise Price as set forth on the Stock Option Certificate) shall be made on or before the settlement date for the shares of Class B Common Stock issued pursuant to the exercise of the Stock Options.  In accordance with the rules and procedures established by the Committee for this purpose, the Stock Options may be exercised through a “cashless exercise” procedure, approved by the Committee, involving a broker or dealer, that affords the Participant the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Options in order to generate sufficient cash to pay the Exercise Price of the Stock Options.  In addition, if the Company so permits, the Exercise Price may be paid in whole or in part using a net share settlement procedure or through the withholding of shares subject to the Stock Options with a value equal to the Exercise Price.  In accordance with Section 4.3 hereof, the Participant shall make an arrangement acceptable to the Company to pay to the Company an amount sufficient to satisfy the combined federal, state, local or other withholding tax obligations which arise in connection with the exercise of such Stock Options.

(c)  Issuance of Shares.  Upon satisfaction of the conditions set forth in Section 1.3(b) hereof, the Company shall electronically transfer to the broker in the name of the Participant the amount of shares of Class B Common Stock issued pursuant to the exercise of the Stock Options.

(d)  Outstanding Stock Options.  The number of shares of Class B Common Stock subject to the Stock Options that is set forth on the Stock Option Certificate may not reflect the number of Outstanding Stock Options due to Stock Option exercises or adjustments pursuant to Article II.

ARTICLE II

EFFECT OF CERTAIN CORPORATE CHANGES

In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number of shares and kind of securities subject to the Stock Options, and the Exercise Price of the Stock Options, in each case, as it deems appropriate.  The

Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III

DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a)       “Board” shall mean the Board of Directors of the Company.

(b)       “Certificate” shall mean the Stock Option Certificate, together with the terms and conditions contained herein.

(c)       “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(d)       “Code” shall mean the U.S. Internal Revenue Code of l986, as amended, including any successor law thereto and the rules and regulations promulgated thereunder.

(e)       “Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board to administer the Plan).

(f)        “Date of Grant” shall be the date set forth on the Stock Option Certificate.

(g)       “Expiration Date” shall be the date set forth on the Stock Option Certificate and in Section 1.2(b) hereof.

(h)       “Exercise Price” shall be the amount set forth on the Stock Option Certificate, which amount shall be equal to the Fair Market Value of a share of Class B Common Stock on the Date of Grant.

(i)        “Fair Market Value” of a share of Class B Common Stock on a given date shall be the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or as reported by any other authoritative source selected by the Company.

(j)        “Outstanding Stock Option” shall mean a Stock Option granted to the Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.

(k)       “Participant” shall mean the employee named on the Stock Option Certificate.

(l)        “Permanent Disability” shall have the same meaning as such term or a similar term has in the long-term disability policy maintained by the Company or a Subsidiary thereof for the

Participant and that is in effect on the date of the onset of the Participant’s Permanent Disability, unless the Committee determines otherwise.

(m)      “Retirement” shall, unless otherwise determined by the Committee, mean the termination (other than by reason of death or for a Termination for Cause) of a Participant’s employment with the Company and/or one of its Subsidiaries once the Participant is at least 55 years of age and has completed at least ten years of service (as determined pursuant to the Company’s applicable practices) with the Company and/or its Subsidiaries.

(n)       “Section 409A” shall mean Section 409A of the Code and the rules, regulations and guidance promulgated thereunder from time to time.

(o)       “Stock Option” shall mean the contractual right granted to the Participant to purchase shares of Class B Common Stock at such time and price, subject to such other Terms and Conditions.

(p)       “Stock Option Certificate” shall have the meaning set forth in Section 1.1 hereof.

(q)       “Subsidiary” shall mean a corporation or other entity with respect to which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power), provided that the Committee may also designate any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest corresponding to 50% or less of such voting power as a Subsidiary for purposes of the Plan.

(r)        “Termination for Cause” shall mean a termination of employment with the Company or any of its Subsidiaries by reason of (i) “cause,” as such term or a similar term is defined in any employment agreement that is in effect and applicable to the Participant, or (ii) if there is no such employment agreement in effect or if such employment agreement contains no such term, the Participant’s:  (A) commission of any dishonest or fraudulent act that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company or any of it Subsidiaries; (B) conduct constituting a felony, a financial crime, embezzlement or fraud, whether or not related to the Participant’s employment; (C) willful unauthorized disclosure of confidential information; (D) failure, neglect of or refusal to substantially perform the duties of the Participant’s employment; (E) commission or omission of any other act which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any Subsidiary; (F) failure to comply with the written policies of the Company, including the Company’s Business Conduct Statement or successor conduct statement as they apply from time to time; (G) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to employment, after being instructed by the Company or the Participant’s employer to participate; (H) willful destruction or failure to preserve documents or other material known to be relevant to an investigation referred to in the preceding clause (G); or (I) willful inducement of others to engage in any of the conduct described in the preceding clauses (A) through (H).

(s)        “Terms and Conditions” shall mean the Certificate, together with the Plan.

ARTICLE IV

MISCELLANEOUS

Section 4.1  No Rights to Awards or Continued Employment.  Neither the Terms and Conditions nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, nor to be entitled to any remuneration or benefits not set forth in the Terms and Conditions, including the right to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason.

Section 4.2  Restriction on Transfer.  The rights of the Participant with respect to the Stock Options shall be exercisable during the Participant’s lifetime only by the Participant and shall not be transferable by the Participant to whom the Stock Options are granted, except by will or the laws of descent and distribution; provided, that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.

Section 4.3  Taxes.  As a condition to the exercise of the Stock Options, the Participant shall make a payment in cash equal to the amount of any federal, state, local and/or other taxes owed as a result of such exercise.  In accordance with the rules and procedures established by the Committee for this purpose, the Participant may satisfy such withholding obligations through a “cashless exercise” procedure as described in Section 1.3(b).  In addition, if the Company so permits, the Participant may satisfy such withholding obligations through a net share settlement procedure or the withholding of shares subject to the applicable Stock Options.

Section 4.4   No Restriction on Right of Company to Effect Corporate Changes.  The Terms and Conditions shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 4.5  Stockholder Rights.  The grant of Stock Options under the Terms and Conditions shall not entitle the Participant or a Participant’s estate, any permitted transferee or beneficiary to any rights of a holder of shares of Class B Common Stock, prior to the time that the Participant, the Participant’s estate, any permitted transferee or beneficiary is registered on the books and records of the Company as a stockholder with respect to the shares of Class B

Common Stock underlying the Stock Options (or, where the shares are permitted to be held in “street” name by a broker designated by the Participant or the Participant’s estate, permitted transferee or beneficiary, until such broker has been so registered).

Section 4.6  Section 409A.  The intent of the Company is that payments and distributions under these Terms and Conditions comply with Section 409A and, accordingly, to the maximum extent permitted, these Terms and Conditions shall be interpreted to be in compliance therewith.  In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on the Participant with respect to Section 409A.

Section 4.7  Interpretation.  In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control.

Section 4.8  Breach of Covenants.  In the event that (i) the Participant is party to an employment agreement or other agreement with the Company or one of its Subsidiaries containing restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property, and (ii) the Committee makes a good faith determination at any time that the Participant has committed a material breach of any of such restrictive covenants during the one year period after termination of the Participant’s employment with the Company or a Subsidiary (regardless of the circumstances of the Participant’s termination of employment), then (x) the Participant will be required to return to the Company any net proceeds received by him or her as a result of exercising vested Stock Options during the one year period prior to such breach; and (y) notwithstanding any provision of the Certificate or any other agreement between the Company and the Participant, vested stock options that had vested during the one year period prior to such breach will be canceled and under no circumstances will any unvested Stock Options vest following the Committee’s determination that Participant has committed a material breach.

Section 4.9  Governmental Regulations.  The Stock Options shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.10  Headings.  The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Terms and Conditions.

Section 4.11  Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 4.12  Severability.  The provisions of the Certificate are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

Section 4.13  Governing Law.  The Terms and Conditions and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  For purposes of litigating any dispute that arises under this Stock Option grant or these Terms and Conditions, the parties hereby submit and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

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The Participant will be deemed to have agreed to these Terms and Conditions, unless he or she provides the Company with a written notice of rejection within 30 days of receipt of these Terms and Conditions.  Any such notice may be addressed to the Company at the following email address:  stockplanadministrator@cbs.com.